EXHIBIT 99.1

145 Brandywine Parkway   •   West Chester, PA   •   610.738.6515   •    610.738.6590.f

IMPORTANT NOTICE TO CEPHALON DIRECTORS AND EXECUTIVE OFFICERS
CONCERNING TEMPORARY SUSPENSION OF TRADING UNDER
CEPHALON’S EMPLOYEE BENEFIT PLANS AND RELATED
PROHIBITION IN TRADING CEPHALON EQUITY SECURITIES

To:                  Cephalon Directors and Executive Officers

From:             John M. Limongelli

Date:              July 22, 2003

As a director or executive officer of Cephalon, Inc., you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades in our securities during pension plan “blackout” periods.  In connection with these restrictions, please note the following:

1.             Effective August 29, 2003, we are changing the plan provider for the Cephalon, Inc. 401(k) Profit Sharing Plan (the “Plan”).  This change in provider will result in the Plan changing its investment options, recordkeepers and trustees.  As a result of these changes, it will be necessary to effect a temporary prohibition on all transactions in the Plan.  This period is called a “Blackout Period.”

2.             The Blackout Period for the Plan is expected to begin at 4:00 p.m., Eastern Time, on August 22, 2003 and end during the week of September 7, 2003.  During this period, you can determine whether the Blackout Period has started or ended by contacting the new Plan provider, The Vanguard Group, toll-free at 1-800-523-1188, Monday through Friday from 8:30 a.m. to 9:00 p.m., Eastern Time.  During the Blackout Period and for a period of two years after the ending date of the blackout period, any Cephalon shareholder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting Cephalon’s legal department at (610) 344-0200.

3.             During the Blackout Period, you are not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities), including, but not limited to, shares of Cephalon common stock, options to acquire shares of Cephalon common stock and debt securities convertible into Cephalon stock.  The terms “equity security” and “derivative security” have the meaning set forth in Section 3(a)(11) and Rule 16a-1(c), respectively, of the Securities Exchange Act of 1934, as amended.

4.                                       If you have any questions concerning this notice or the blackout period, please contact:

Robin DeRogatis

Director, Compensation & Benefits

Cephalon, Inc.

145 Brandywine Parkway

West Chester, PA 19308-0200

(610) 738-6434

rderogat@cephalon.com